Exhibit 4.4

January 27, 2012

PBF Holding Company LLC

One Sylvan Way

Parsippany, New Jersey 07054

Ladies and Gentlemen:

The undersigned (the “Purchaser”) understands that PBF Holding Company LLC (the “Company”) and certain of its affiliates propose to issue and sell up to $650.0 million aggregate principal amount of 8.25% Senior Secured Notes due 2020 (the “Notes”) upon the terms set forth in a Purchase Agreement dated as of the date hereof (the “144A Purchase Agreement”) and a Confidential Offering Circular, copies of which have been provided to Purchaser (the “Bond Offering”). The Notes will be issued pursuant to an Indenture, to be dated as of February 9, 2012 (the “Indenture”), among the Company, certain of its subsidiaries and the Trustee named therein.

Section 1. Purchase and Sale. Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to issue and sell to Purchaser, the aggregate principal amount of Notes set forth on the signature page hereto at a purchase price of 98.565% thereof. The closing of the purchase and sale shall occur simultaneously with the closing of the Bond Offering. At the closing, the Company shall deliver to the Purchaser the Notes against payment of the purchase price by the Purchaser to the Company in federal (same day) funds by official check or checks payable to the Company or wire transfers to the account designated by the Company.

Section 2. Registration Rights. The Company hereby agrees that the Purchaser shall be entitled to registration rights with respect to the resale of the Notes on terms and conditions identical to those set forth in the Registration Rights Agreement (as defined in the 144A Purchase Agreement), and that upon the closing hereunder, Purchaser shall be entitled to all of the rights, and be subject to all of the obligations, as the Holders thereunder and, with respect to the Company, shall be an express third party beneficiary thereof, provided, that (a) for so long as Purchaser is an affiliate of the Company, Purchaser shall not be entitled to participate in the Registered Exchange Offer (as defined in the Registration Rights Agreement), and (b) the Company’s obligations under Section 2(b) of the Registration Rights Agreement to keep the shelf registration statement continually effective shall continue indefinitely until all the Notes covered by such shelf registration statement (i) have been sold pursuant thereto or (ii) may be freely sold (without “affiliate restrictions”) under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) or any successor rule thereof.

Section 3. Legend. It is agreed that the Notes shall bear a legend substantially in the following form, together with any other legends required by applicable securities laws:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREUNDER.”

Section 4. Company Representations. The Company hereby represents and warrants to the Purchaser as follows:

4.1 The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite company power and authority to carry on its business as now conducted and proposed to be conducted.

4.2 Each of this letter agreement, the Registration Rights Agreement and the Indenture has been duly authorized by the Company and each of its affiliates party thereto; the Notes have been duly authorized by the Company and each of its affiliates party thereto; and when the Notes are delivered and paid for pursuant hereto at the closing, the Indenture will have been duly executed and delivered by the Company and each of its affiliates party thereto, such Notes will have been duly executed, authenticated, issued and delivered by the Company and each of its affiliates party thereto and will conform in all material respects to the description of such Notes contained in the Confidential Offering Circular.

4.3 This letter agreement, the Registration Rights Agreement, the Indenture and the Notes will constitute valid and legally binding obligations of the Company and each of its affiliates party thereto, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and the Notes will be entitled to the benefits provided by the Indenture.

4.4 In reliance on the Purchaser’s representations and warranties set forth herein, the offer, sale and issuance of the Notes will not result in a violation of the requirements of Section 5 of the Securities Act or any applicable blue sky laws as such laws exist on the date hereof.

Section 5. Purchaser Representations. The Purchaser hereby represents and warrants to the Company as follows:

5.1 This letter agreement constitutes valid and legally binding obligations of the Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.2 The Purchaser acknowledges that this letter agreement is made with the Company in reliance upon the Purchaser’s representation to the Company that the Notes are being acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this letter agreement, the Purchaser further represents that it does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participations to such person or to any third person, with respect to the Notes.

5.3 The Purchaser has received all information it considers necessary or appropriate for deciding whether to acquire the Notes. The Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Notes and that the Purchaser’s questions have been answered to its satisfaction.

5.4 The Purchaser can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of an investment in the Notes. If other than a natural person, the Purchaser also represents that it has not been organized solely for the purpose of acquiring the Notes.

5.5 The Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act, as presently in effect.

5.6 The Purchaser understands that the Notes are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Purchaser represents that it is familiar with Rule 144 of the Securities Act, as presently in effect, and the Purchaser understands the resale limitations imposed thereby and by the Securities Act.

5.7 The Purchaser will not make any disposition of all or any portion of the Notes unless and until the transferee has agreed in writing for the benefit of the Company that the representations in this Section 5 are applicable to such transferee as if made by it, and, in the reasonable judgment of the Company, such disposition will not require registration of the Notes under the Securities Act.

5.8 The Purchaser acknowledges that the Notes purchased hereunder are not expected to trade, and are not fungible, with the Notes offered and sold in the Bond Offering.

Section 6. Miscellaneous.

6.1 Governing Law. This letter agreement and the rights of the parties hereunder shall be governed in all respects by the laws of the State of New York, without giving effect to the provisions thereof relating to conflicts of law.

6.2 Survival. The representations, warranties, covenants and agreements made herein shall survive (i) any investigation made by the Purchaser and (ii) the issuance and delivery of the Notes.

6.3 Successors and Assigns. The provisions of this letter agreement (including, without limitation, the grant of registration rights in Section 2) shall inure to the benefit of, and be binding upon and enforceable by and against, the successors, permitted assigns, heirs, executors and administrators of the parties hereto; provided, however, that neither party may assign its rights or obligations hereunder without the prior consent of the other party.

6.4 Severability. In case any provision of this letter agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.5 Counterparts. This letter agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

Very truly yours,

By:
Name:

Aggregate Principal Amount of Notes: $

AGREED AND ACCEPTED AS OF THE DATE FIRST WRITTEN ABOVE:

PBF HOLDING COMPANY LLC

By:
Name:
Title: